Proposal:
1. To elect the following Directors:
                         Votes in   Votes
                         Favor of   Against

Ronald E. Robison       15,798,996 371,634
Joseph J. Kearns        15,863,152 307,477
Michael Nugent          15,864,376 306,254
Fergus Reid             15,798,996 371,634